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                                                                     EXHIBIT 5.1

                   [Letterhead of Wachtell, Lipton, Rosen & Katz]

                                January 28, 2002

USA Networks, Inc.
152 West 57th Street
New York, NY 10019

RE:   Registration Statement on Form S-3

Ladies and Gentlemen:

    We have acted as special counsel to USA Networks, Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing of the Registration Statement on Form S-3 of the Company (as amended, the "Registration Statement,") relating to up to 68,056,154 shares of the Company's common stock, par value $0.01 per share (the "Common Stock"), 13,127,000 shares of the Company's Series A Cumulative Convertible Preferred Stock, par value $0.01 per share (the "Preferred Stock"), and 15,256,154 warrants to purchase one share of common stock, par value $.01 per share, of USA (the "Warrants") to be issued by the Company in connection with the merger of Expedia with and into a wholly owned subsidiary of the Company.

    In rendering this opinion, we have examined such corporate records and other documents, and we have reviewed such matters of law, as we have deemed necessary or appropriate. In rendering this opinion, we have, with your consent, relied upon oral and written representations of officers of the Company and certificates of officers of the Company and public officials with respect to the accuracy of the factual matters addressed in such representations and certificates. In addition, in rendering this opinion we have, with your consent, assumed the genuineness of all signatures or instruments relied upon by us, and the conformity of certified copies submitted to us with the original documents to which such certified copies relate.

    We are members of the Bar of the State of New York and we express no opinion as to the laws of any jurisdiction other than the federal laws of the United States, the General Corporation Law of the State of Delaware and the laws of the State of New York.

    Based on and subject to the foregoing, we are of the opinion that the Common Stock, the Preferred Stock and the Warrants are or will be, upon issuance, legally authorized and, when the Registration Statement has been declared effective by order of the Securities and Exchange Commission and the Common Stock, the Preferred Stock and the Warrants have been issued and paid for upon the terms and conditions set forth in the Registration Statement, the Common Stock, the Preferred Stock and the Warrants will be validly issued, fully paid and nonassessable.

    We hereby consent to be named in the Registration Statement and in the related prospectus contained therein as the attorneys who passed upon the legality of the Common Stock, the Preferred Stock and the Warrants and to the filing of a copy of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

                                          Very truly yours,

                                          /s/ WACHTELL, LIPTON, ROSEN & KATZ